          UBS LOAN FINANCE LLC                        CREDIT SUISSE
        677 Washington Boulevard            CREDIT SUISSE SECURITIES (USA) LLC
       Stamford, Connecticut 06901                Eleven Madison Avenue
                                                 New York, New York 10010
           UBS SECURITIES LLC
            299 Park Avenue
        New York, New York 10171

      CITIGROUP GLOBAL MARKETS INC.           BANC OF AMERICA SECURITIES LLC
          390 Greenwich Street                    BANK OF AMERICA, N.A.
           New York, NY 10013                       9 West 57th Street
                                                 New York, New York 10019

                                                                    CONFIDENTIAL

                                  February 7, 2006



Nuance Communications, Inc.
1 Wayside Road
Burlington, MA 01803


Attn:  Helgi Bloom

                                 Project Phoenix
                        Senior Secured Credit Facilities
                                Commitment Letter

Ladies and Gentlemen:

1. You have advised UBS Loan Finance LLC, Credit Suisse, Citigroup Global Markets Inc. ("CGMI") on behalf of Citigroup (as defined below) and Bank of America, N.A. (the "Banks") and UBS Securities LLC ("UBSS"), Credit Suisse Securities (USA) LLC ("CSS" and, together with UBSS, the "Arrangers"), CGMI and Banc of America Securities LLC ("BAS" and, together with the Banks, the Arrangers and CGMI, the "Commitment Parties," "we" or "us") that Nuance Communications, Inc., a Delaware corporation (the "Borrower" or "you"), proposes to acquire (the "Acquisition") all of the outstanding capital stock of Dictaphone Corporation, a Delaware corporation (the "Acquired Business"). The Acquisition and the Credit Facilities (as defined below) are referred to herein as the "Transactions." For purposes of this Commitment Letter, "Citigroup" means CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated herein.

2. You have also advised us that you propose to finance a portion of the purchase price of the Acquisition, pay related transaction fees and expenses and provide for ongoing working capital requirements of the Borrower and its subsidiaries with a package of debt financings in an aggregate principal amount of up to $430.0 million. You have requested debt financings consisting of up to $430.0 million in senior secured term and revolving credit facilities of the Borrower (collectively, the "Credit Facilities"). The date on which the Acquisition, the advances and fundings under the Credit Facilities and the other elements of the Transactions are consummated shall be referred to as the "Closing Date."

3. Based upon and subject to the foregoing and to the terms and conditions set forth below, set forth in the Summary of Proposed Terms and Conditions attached hereto as Exhibit A and set forth in the Conditions Precedent to the Closing Date contained in Exhibit B (collectively the "Term Sheet"; and, together with this letter agreement, the "Commitment Letter"), each of the Banks, acting alone or through or with affiliates selected by it, is pleased to confirm to you its commitment (several and not joint) to provide its respective percentage of the Credit Facilities on the principal terms set forth herein and in the Term Sheet (such commitments being herein collectively referred to as the "Commitment") as set forth in the table below.


                        % OF COMMITMENT
                        ---------------
UBS Loan Finance LLC          35%

Credit Suisse                 30%

Citicorp USA, Inc.            20%

Bank of America, N.A.         15%


4. The Commitment of the Banks and the undertakings of the Arrangers, CGMI and BAS hereunder are subject to (a) your written acceptance, and compliance with the terms and conditions, of a letter from the Commitment Parties to you of even date herewith (the "Fee Letter") pursuant to which you agree to pay, or cause to be paid, to the Commitment Parties certain fees in connection with the Credit Facilities; (b) there not having occurred a Material Adverse Effect (as defined in the Acquisition Agreement (as defined in Exhibit B)); and
      (c) satisfaction of all other conditions and requirements and the accuracy of representations described herein and in the Term Sheet.

5. It is agreed that each of the Arrangers, acting alone or through or with affiliates selected by it, will act as a joint bookrunner and a joint lead arranger for a syndicate of financial institutions and other entities reasonably acceptable to the Arrangers and you (together with the Banks, the "Lenders") that the Arrangers intend to form to provide all or a portion of the Credit Facilities. It is further agreed that
      (i) UBS Securities LLC will act as "left lead bookrunner" for the Credit Facilities, (ii) CGMI will act as a joint bookrunner and a co-arranger for the Credit Facilities and (iii) BAS will act as a co-arranger for the Credit Facilities. You designate UBS AG, Stamford Branch as administrative agent, Credit Suisse Securities (USA) LLC as syndication agent and Citicorp USA, Inc. as documentation agent for the Credit Facilities. Each of the Commitment Parties, in its respective capacity, will perform the duties and exercise the authority customarily performed and exercised by it in such roles.

6. You agree to use all commercially reasonable efforts to assist the Arrangers in achieving a timely syndication of the Credit Facilities that is satisfactory to the Arrangers, which the Arrangers intend to conduct before the Closing Date, and you agree that the Arrangers shall have had a reasonable opportunity and reasonable period of time in which to complete such syndication. The syndication efforts will be accomplished by a variety of means, including your facilitating direct contact during the syndication between senior management, advisors and affiliates of you and the Acquired Business, on the one hand, and the proposed Lenders, on the other hand, and your hosting, with the Arrangers and the Acquired Business, one or more meetings with prospective Lenders and various rating agencies at such times and places as we may reasonably request. You agree, upon our request, to use your commercially reasonable efforts to (a) provide, and to cause your affiliates, advisors and, to the extent reasonably possible, the Acquired Business to provide, to the Arrangers and each of the prospective Lenders all information reasonably requested by the Arrangers to successfully complete the syndication, including the information and projections contemplated hereby, (b) assist, and cause your affiliates, advisors and the Acquired Business to assist, the Arrangers in the preparation of one or more confidential information memoranda and other marketing materials, (c) obtain the rating agencies' credit ratings required by paragraph 7 below to be used in connection with the syndication and (d) make available your representatives and representatives of each of the Acquired Business on reasonable prior notice and at reasonable times and places. You also agree to use your commercially reasonable efforts to assist our syndication efforts through your and the Acquired Business' existing lending relationships. The Arrangers reserve the right to engage the services of their affiliates in furnishing the services to be performed as contemplated herein and to allocate (in whole or in part) to any such affiliates any fees payable to them in such manner as the Arrangers and their respective affiliates may agree in their sole discretion. You agree that each of the Commitment Parties may share with any of their respective officers, affiliates and advisors any information related to the Transactions or any other matter contemplated hereby, subject to the confidentiality provisions set forth herein.

7. You hereby agree to use commercially reasonable efforts to obtain for the Credit Facilities a debt rating from Moody's Investors Service ("Moody's") and from Standard & Poor's Ratings Group ("S&P").

8. The Arrangers (and/or one or more of their respective affiliates) will manage all aspects of the syndication of the Credit Facilities (in consultation with you), including decisions as to the selection of potential Lenders reasonably acceptable to you to be approached and when they will be approached, when their commitments will be accepted, when Lenders reasonably acceptable to you will participate and the final allocations of the commitments among the Lenders, and the Arrangers will exclusively perform all functions and exercise all authority as customarily performed and exercised in such capacities, including selecting counsel for the Lenders and negotiating the definitive credit agreement, guarantees, security arrangements and related documentation for the Credit Facilities consistent with the terms and conditions hereof and of the Term Sheet and otherwise in form and substance reasonably satisfactory to the Commitment Parties and to you (the "Credit Documentation"). Any agent, arranger or bookrunner titles awarded to other Lenders (other than those expressly contemplated by this Commitment Letter) relating to the Credit Facilities are subject to the Arrangers' prior approval and in any event shall not entail any role relating to the matters referred to in this paragraph without the Arrangers' prior consent. You agree that no Lender will receive compensation outside the terms contained herein and in the Fee Letter in order to obtain its commitment to participate in the Credit Facilities.

9. You hereby agree that, until the Closing Date, there shall be no competing issuance, or announcement of a competing issuance, of any securities, bank facilities or other debt of the Borrower, the Acquired Business or any of their respective subsidiaries being offered, placed or arranged, other than the Credit Facilities, without the prior written consent of the Arrangers.

10. You hereby represent and warrant that (a) all information (other than the Projections, as defined below) concerning you, the Acquired Business and your and their respective subsidiaries and the Transactions (together, the "Information") that has been or will be made available to the Commitment Parties or the prospective Lenders and Lenders by you or any of your representatives, taken as a whole, is, or will be when furnished, complete and correct in all material respects and, taken as a whole, does not, or will not when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, and (b) all financial projections concerning you, the Acquired Business and your and their respective subsidiaries that have been or will be made available to the Commitment Parties or the Lenders by you or any of your representatives (together, the "Projections") have been or will be prepared in good faith based upon reasonable assumptions at the time they were made (it being understood that future results of operations and financial condition may differ materially therefrom). You agree to supplement, or cause to be supplemented, the Information and the Projections from time to time until the Closing Date so that the representations and warranties contained in the preceding sentence remain correct in all material respects. In syndicating the Credit Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent check or verification thereof.

11. On the Closing Date (and only if the Closing Date occurs), you hereby agree to reimburse the Commitment Parties for all of their reasonable out-of-pocket fees and expenses (including, without limitation, all reasonable due diligence investigation expenses, fees of consultants, syndication expenses (including printing, distribution, and meetings with prospective Lenders), travel expenses, duplication fees and expenses, audit fees, search fees, filing and recording fees and the reasonable fees, disbursements and other charges of counsel (including, without limitation, the reasonable fees, expenses and other charges of Cahill Gordon & Reindel LLP, as counsel to the Commitment Parties (and any necessary local or special counsel selected by them in connection with the Transactions), and any sales, use or similar taxes (and any additions to such taxes) related to any of the foregoing), incurred in connection with the preparation, negotiation, execution and delivery, any waiver or modification and any collection or enforcement of this Commitment Letter, the Term Sheet, the Fee Letter and the Credit Documentation and all of the other transactions described herein and in any definitive documentation and advice in connection therewith and thereafter from time to time on demand.

12. By your acceptance below, you hereby agree to indemnify and hold harmless the Commitment Parties and the other Lenders and our and their respective affiliates (including, without limitation, controlling persons) and the directors, officers, employees, advisors and agents of the foregoing (each, an "Indemnified Person") from and against any and all losses, claims, costs, expenses, damages or liabilities (or actions or other proceedings commenced or threatened in respect thereof) that arise out of or in connection with this Commitment Letter, the Term Sheet, the Fee Letter, the Credit Facilities or any of the transactions contemplated hereby or thereby or the providing or syndication of the Credit Facilities (or the actual or proposed use of the proceeds thereof), and to reimburse each Indemnified Person promptly upon its written demand for any legal or other expenses incurred in connection with investigating, preparing to defend or defending against, or participating in, any such loss, claim, cost, expense, damage, liability or action or other proceeding (whether or not such Indemnified Person is a party to any action or proceeding); provided that any such obligation to indemnify, hold harmless and reimburse an Indemnified Person shall not be applicable to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Person. You shall not be liable for any settlement of any such proceeding effected without your written consent, but if settled with such consent or if there shall be a final judgment against an Indemnified Person, you shall, subject to the proviso in the first sentence of the preceding paragraph, indemnify such Indemnified Person from and against any loss or liability by reason of such settlement or judgment. You shall not, without the prior written consent of any Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of such Indemnified Person. None of us or any other Lender (or any of their respective affiliates) shall be responsible or liable to Borrower, the Acquired Business or any of their respective subsidiaries, affiliates or stockholders or any other person or entity for any indirect, punitive or consequential damages which may be alleged as a result of this Commitment Letter, the Term Sheet, the Fee Letter, the Credit Facilities or the transactions contemplated hereby or thereby.

13. Nothing contained herein shall limit or preclude the Commitment Parties or any of their affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor in, any party whatsoever, including, without limitation, any competitor, supplier or customer of you, the Acquired Business or any of your or their affiliates, or any other party that may have interests different than or adverse to such parties.

14. You acknowledge that the Arrangers, CGMI and BAS and their affiliates (the term "Arrangers", "CGMI" and "BAS" as used in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies with which you, the Acquired Business or your or their respective affiliates may have conflicting interests regarding the Transactions and otherwise. The Arrangers, CGMI and BAS will not use confidential information obtained from you or the Acquired Business in connection with the performance by the Arrangers, CGMI and BAS of services for other companies and will not furnish any such information to other companies. You also acknowledge that the Arrangers, CGMI and BAS have no obligation in connection with the Transactions to use, or to furnish to you or the Acquired Business, confidential information obtained from other companies or entities.
      You further acknowledge and agree to the disclosure by us (in consultation with you) of information relating to the Credit Facilities to "Gold Sheets" and other similar bank trade publications.

15. This Commitment Letter, the Fee Letter and the contents hereof and thereof are confidential and, except for the disclosure hereof or thereof on a confidential basis to your or our accountants, attorneys and other professional advisors retained in connection with the Transactions or as otherwise required by law, may not be disclosed in whole or in part by you or us to any person or entity without your or our prior written consent; provided, however, it is understood and agreed that you may disclose (a) this Commitment Letter, but not the Fee Letter, on a confidential basis to the board of directors and advisors to the Acquired Business in connection with their consideration of the Transactions and (b) after your acceptance of this Commitment Letter and the Fee Letter, you may disclose such documents in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges (with, if the Fee Letter is so required to be disclosed or filed, appropriate redactions in the Fee Letter acceptable to us). In addition, the Commitment Parties shall be permitted to use (in consultation with you) information related to the syndication and arrangement of the Credit Facilities in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications. Notwithstanding the foregoing, the Commitment Parties, the Lenders and their affiliates may disclose the Commitment Letter, the Fee Letter and the contents hereof and thereof (1) on a confidential basis to their affiliates or any of their or their affiliates' directors, officers, employees, advisors, representatives, attorneys, accountants, and auditors (collectively, the "Representatives") whom they determine need to know such information in connection with the Transactions, (2) to any governmental agency or regulatory body having or claiming to have authority to regulate or oversee any aspect of any of their business or that of their Representatives in connection with the exercise of such authority or claimed authority, (3) except the Fee Letter and the contents thereof, to any bank or financial institution or other entity to which any of the Banks, the Lenders, or any of their affiliates has sold or desires to sell an interest or participation in the Transactions, provided that any such recipient agrees to keep the material confidential, (4) to the extent necessary or appropriate to effect or preserve the security (if any) for any loan or other extension of credit or to enforce any right or remedy or in connection with any claims asserted by or against any of them or any of their Representatives or you or any other person or entity involved in the Transactions, (5) if any of them is requested or required (orally or in writing, by interrogatory, court order, subpoena, administrative proceeding, civil investigatory demand, or any similar legal or regulatory process) to disclose any of such material and (6) to the extent such material becomes publicly available other than a result of a breach of this provision. Furthermore, the Commitment Parties hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the "Patriot Act"), each of them is required to obtain, verify and record information that identifies you in accordance with the Patriot Act.

16. The provisions of paragraphs 11, 12, 13, 14, 15 and 20 shall survive any termination or expiration of this Commitment Letter or the Commitment of the Banks or the undertakings of the Arrangers, CGMI and BAS set forth herein, and the provisions of paragraphs 6, 7, 8, 9 and 10 shall survive until completion of primary syndication of the Credit Facilities (as determined by the Arrangers). If definitive documentation relating to the Credit Facilities shall be executed and delivered, your obligations under this Commitment Letter in respect of the Credit Facilities, other than those relating to confidentiality, no competing issuance and to the syndication (including provision of supplemental Information and Projections) of such Credit Facilities (which shall remain in full force and effect), shall automatically terminate and be superseded by the provisions contained in such definitive documentation upon the execution and delivery thereof.

17. This Commitment Letter and the Commitment of the Banks and the undertakings of the Arrangers, CGMI and BAS set forth herein shall, in the event this Commitment Letter is accepted by you as provided in paragraph 20 hereof, automatically terminate at 5:00 p.m. (New York time) on July 31, 2006, if the consummation of the Acquisition and the other elements of the Transactions, including the initial funding under the Credit Facilities, shall not have occurred by such time.

18. This Commitment Letter and the commitments, undertakings and agreements hereunder shall not be assignable by any party hereto without the prior written consent of the other parties hereto, and any attempted assignment shall be void and of no effect; provided, however, that nothing contained in this paragraph shall prohibit us in our sole discretion from (a) performing any of our duties hereunder through any of our affiliates, and you will owe any related duties (including those set forth above) to any such affiliate, and (b) granting participations in, or selling (in consultation with you) assignments of all or a portion of, the Commitment or the advances under the Credit Facilities pursuant to arrangements reasonably satisfactory to us (provided that we shall remain obligated hereunder). This Commitment Letter is solely for the benefit of the parties hereto and does not confer any benefits upon, or create any rights in favor of, any other person.

19. Any notice given pursuant to this Commitment Letter shall be mailed or hand delivered in writing, if to (a) you, at your address set forth on page one hereof, with a copy to Gregory A. Ezring, Esq., Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022; (b) UBS Loan Finance LLC and UBS Securities LLC, at 677 Washington

      Boulevard, Stamford, Connecticut 06901, Attention: Lauren Clancy, with a copy to Richard E. Farley, Esq., Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York 10005; (c) Credit Suisse and Credit Suisse Securities (USA) LLC, at Eleven Madison Avenue, New York, New York 10010,
      Attention: Robert Hetu; (d) Citicorp USA, Inc. and Citigroup Global Markets Inc., at 390 Greenwich Street, New York, New York 10013,
      Attention: Caesar W. Wyszomirski; and (e) Bank of America, N.A. and Banc of America Securities LLC, at 9 West 57th Street, New York, New York 10019, Attention: Douglas Ingram.

20. THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AND TOGETHER CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY PREVIOUS AGREEMENT, WRITTEN OR ORAL, BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF. EACH OF THE PARTIES HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER, EACH ELEMENT OF THE TRANSACTIONS OR THE PERFORMANCE BY US OR ANY OF OUR AFFILIATES OF THE SERVICES CONTEMPLATED HEREBY. IN ADDITION, WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE FEE LETTER OR THE TRANSACTIONS OR THE PERFORMANCE OF ANY OF THE PARTIES HEREUNDER, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK; (B) AGREES THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT; (C) WAIVES THE DEFENSE OF ANY INCONVENIENT FORUM TO SUCH NEW YORK STATE OR FEDERAL COURT; (D) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANOTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; (E) TO THE EXTENT THAT SUCH PARTY OR ITS PROPERTIES OR ASSETS HAVE OR HEREAFTER MAY HAVE ACQUIRED OR BE ENTITLED TO IMMUNITY (SOVEREIGN OR OTHERWISE) FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT OR FROM EXECUTION OF A JUDGMENT OR OTHERWISE), FOR SUCH PARTY OR ITS PROPERTIES OR ASSETS, AGREES NOT TO CLAIM ANY SUCH IMMUNITY AND WAIVE SUCH IMMUNITY; AND (F) CONSENTS TO SERVICE OF PROCESS BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO SUCH PARTY AT ITS ADDRESS SET FORTH ON THE FIRST PAGE OF THIS COMMITMENT

      LETTER AND AGREE THAT SUCH SERVICE SHALL BE EFFECTIVE WHEN SENT OR DELIVERED. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page to this Commitment Letter by facsimile shall be effective as delivery of a manually-executed counterpart.

21. The Borrower and each Guarantor (as defined in Exhibit A) acknowledges and agrees that in connection with all aspects of the Transactions contemplated by this Commitment Letter, the Borrower, each Guarantor and the Commitment Parties have an arms-length business relationship that creates no fiduciary duty on the part of the Commitment Parties and the Borrower and each Guarantor expressly disclaims any fiduciary relationship.

            [THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

      If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to the Arrangers, together with an executed counterpart of the Fee Letter, by no later than 5:00 p.m. (New York time) on February 10, 2006. This Commitment Letter, the Commitment of the Banks and the undertakings of the Arrangers set forth herein shall automatically terminate at such time unless signed counterparts of this Commitment Letter and the Fee Letter shall have been delivered to the Arrangers in accordance with the terms of the immediately preceding sentence.

                                    Sincerely,

                                    UBS LOAN FINANCE LLC

                                    By:   /s/ Eric H. Coombs
                                          Name: Eric H. Coombs
                                          Title: Managing Director


                                    By:   /s/ Barbara Wang
                                          Name: Barbara Wang
                                          Title: Director and Counsel

                                    UBS SECURITIES LLC

                                    By:   /s/ Eric H. Coombs
                                          Name: Eric H. Coombs
                                          Title: Managing Director


                                    By:   /s/ Barbara Wang
                                          Name: Barbara Wang
                                          Title: Director and Counsel

                                    CREDIT SUISSE, CAYMAN ISLANDS BRANCH

                                    By:   /s/ David Dodd
                                          Name: David Dodd
                                          Title: Vice President

                                    By:   /s/ Mikhail Faybusovich
                                          Name: Mikhail Faybusovich
                                          Title: Associate

                                    CREDIT SUISSE SECURITIES (USA) LLC

                                    By:   /s/ Christopher G. Cunningham
                                          Name: Christopher G. Cunningham
                                          Title: Managing Director

                                    CITIGROUP GLOBAL MARKETS INC.


                                    By:   /s/ Caesar W. Wyszomirski
                                          Name: Caesar W. Wyszomirski
                                          Title: Director

                                    BANK OF AMERICA, N.A.

                                    By:   /s/ Douglas M. Ingram
                                          Name: Douglas M. Ingram
                                          Title: Managing Director



                                    BANC OF AMERICA SECURITIES LLC

                                    By:   /s/ Douglas M. Ingram
                                          Name: Douglas M. Ingram
                                          Title: Managing Director

NUANCE COMMUNICATIONS, INC.

By:/s/ Richard S. Palmer
   Name: Richard S. Palmer
   Title: SVP, Corporate Development

                                                                       EXHIBIT A

                                  $430,000,000
                        SENIOR SECURED CREDIT FACILITIES
                    SUMMARY OF PROPOSED TERMS AND CONDITIONS

      Capitalized terms not otherwise defined herein have the same meanings specified in the Commitment Letter to which this Summary of Proposed Terms and Conditions is attached.

BORROWER:                   Nuance Communications, Inc., a Delaware corporation
                            (the "Borrower").

JOINT LEAD ARRANGERS:       UBS Securities LLC and Credit Suisse Securities (USA)
                            LLC will act as joint lead arrangers for the Credit
                            Facilities (as defined below) (in such capacity, the
                            "Arrangers"), and will perform the duties customarily
                            associated with such role.

JOINT BOOKRUNNERS:          UBS Securities LLC, Credit Suisse Securities (USA)
                            LLC and Citigroup Global Markets Inc. will act as
                            joint bookrunners for the Credit Facilities, and
                            will perform the duties customarily associated with
                            such role.

CO-ARRANGERS:               Citigroup Global Markets Inc. and Banc of America
                            Securities LLC will act as co-arrangers for the
                            Credit Facilities, and will perform the duties
                            customarily associated with such role.

ADMINISTRATIVE AGENT:       UBS AG, Stamford Branch will act as sole
                            administrative agent and collateral agent for the
                            Lenders (as defined below) (in such capacities,
                            collectively, the "Administrative Agent"), and will
                            perform the duties customarily associated with such
                            roles.

SYNDICATION AGENT:          Credit Suisse Securities (USA) LLC will act as
                            syndication agent (in such capacity, the
                            "Syndication Agent").

DOCUMENTATION AGENT:        Citigroup will act as documentation agent (in such
                            capacity, each a "Documentation Agent" and,
                            together with the Administrative Agent and the
                            Syndication Agent, the "Agents").

LENDERS: A syndicate of financial institutions and other entities (each, a "Lender" and, collectively, the "Lenders") arranged by the Arrangers and reasonably acceptable to the Borrower.

CREDIT FACILITIES:          Senior first priority secured credit facilities
                            (the "Credit Facilities") in an aggregate principal
                            amount of up to $430.0 million, such Credit
                            Facilities comprising:
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                            (a) Term Loan.  A term loan B facility in an
                            aggregate principal amount of up to $355.0 million
                            (the "Term Loan Facility"); and

                            (b) Revolving Credit Loans. A revolving credit facility (with a $50 million subfacility for letters of credit and a $7.5 million sub-facility for swingline loans, each on customary terms and conditions with compensation to be agreed (it being understood that, including for purposes of calculating the commitment fee in respect of the Revolving Credit
                            Facility, any swingline borrowings will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis)) in an aggregate principal amount of $75.0 million (the "Revolving Credit
                            Facility").

INCREMENTAL FACILITY:       The Borrower shall be entitled on one or more
                            occasions and subject to satisfaction of customary
                            conditions (i) to incur additional term loans (the
                            "Additional Term Loans") under the Term Loan
                            Facility or under a new term loan facility to be
                            included in the Credit Facilities or (ii) to obtain
                            additional revolving credit commitments (the
                            "Additional Revolving Commitments") under the
                            Revolving Credit Facility or under a new revolving
                            credit facility to be included in the Credit
                            Facilities, in an aggregate principal amount for
                            clauses (i) and (ii) of up to $100.0 million and
                            having the same guarantees as, and secured on a
                            pari passu basis by the same collateral securing,
                            the Credit Facilities; provided that (i) no event
                            of default or default exists or would exist after
                            giving effect thereto, (ii) all financial covenants
                            would be satisfied on a pro forma basis on the date
                            of incurrence and for the most recent determination
                            period, after giving effect to any such Additional
                            Term Loans and other customary and appropriate pro
                            forma adjustment events, including any acquisitions
                            or dispositions after the beginning of the relevant
                            determination period but prior to or simultaneous
                            with the borrowing of such Additional Term Loans,
                            (iii) the maturity date of the Additional Term
                            Loans shall be no earlier than the maturity date of
                            the Term Loan Facility and the maturity date of the
                            Additional Revolving Commitments shall be no
                            earlier than the maturity date of the Revolving
                            Credit Facility, (iv) the average life to maturity
                            of the Additional Term Loans shall be no shorter
                            than the remaining average life to maturity of the
                            Term Loan Facility, (v) all fees and expenses owing
                            in respect of such increase to the Administrative
                            Agent or the Lenders shall have been paid, (vi) the
                            Additional Term Loans shall be subject to a "most
                            favored nation" pricing provision that ensures that
                            the initial yield on the Additional Term Loans does
                            not exceed the then-applicable margin on the Term
                            Loan Facility by more than 50 basis points and
                            (vii) the
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                            other terms and documentation in the respect thereof,
                            to the extent not consistent with the Credit
                            Facilities, shall otherwise be reasonably satisfactory
                            to the Administrative Agent.  The Borrower may seek
                            commitments from existing Lenders (each of which shall
                            be entitled to agree or decline to participate in its
                            sole discretion) and additional financial institutions
                            who shall thereupon become Lenders.  The Credit
                            Documentation shall be amended to give effect to
                            the Additional Term Loans or Additional Revolving
                            Commitments by documentation executed by the Lender
                            or Lenders making the commitments with respect to
                            the Additional Term Loans or Additional Revolving
                            Commitments, the Administrative Agent and the
                            Borrower, and without the consent of any other
                            Lender.

USE OF PROCEEDS:            The proceeds of the Credit Facilities shall be used to
                            (a) finance the Transactions; (b) pay related fees and
                            expenses incurred in connection with the Transactions;
                            and (c) provide ongoing working capital and for other
                            general corporate purposes of the Borrower and its
                            subsidiaries.

AVAILABILITY:               Advances under the Term Loan Facility will be
                            available in a single draw on the Closing Date.
                            Advances repaid or prepaid may not be reborrowed.

                            Up to an amount to be agreed of advances under the Revolving Credit Facility will be available on the Closing Date for the purposes described above, and the entire amount of advances under the Revolving Credit
                            Facility will be available after the Closing Date for working capital and general corporate purposes of the Borrower and its subsidiaries. Advances repaid or prepaid may be reborrowed.

DOCUMENTATION:              The documentation for the Credit Facilities will
                            include, among others, a credit agreement (the
                            "Credit Agreement"), guarantees and appropriate
                            pledge, security, mortgage and other collateral
                            documents (collectively, the "Credit
                            Documentation"), in each case consistent with
                            recent precedent for portfolio companies of Warburg
                            Pincus LLC (the "Sponsor") and containing the
                            definitions set forth in Annex II hereto.  The
                            Borrower and the Guarantors (as defined below under
                            "Guarantors") are herein referred to as the "Loan
                            Parties" and individually as a "Loan Party."

GUARANTORS:                 The obligations of the Borrower under the Credit
                            Facilities and under any interest rate protection
                            or other hedging arrangements entered into with the
                            Administrative Agent, the Arrangers, a Lender or
                            any affiliate of the foregoing ("Hedging
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                            Arrangements") shall be unconditionally guaranteed,
                            on a joint and several basis, by each direct and
                            indirect wholly owned domestic subsidiary of the
                            Borrower (each a "Guarantor"; and its guarantee is
                            referred to herein as a "Guarantee").

SECURITY:                   There shall be granted to the Administrative Agent and
                            the Lenders valid and perfected first priority
                            (subject to certain exceptions to be set forth in the
                            Credit Documentation) liens and security interests in
                            all of the following:

                            (a) All present and future shares of capital stock (or other ownership or profit interests in) of each of the Borrower's present and future domestic subsidiaries and 65% of the capital stock of Borrower's and such subsidiaries' first-tier foreign subsidiaries;

                            (b) Substantially all of the material tangible and intangible properties and assets (including but not limited to all equipment, inventory, receivables, contract and other intangible rights, material owned real property, intellectual property and proceeds of the foregoing and excluding, without limitation, vehicles, leaseholds, contracts that contain a valid and enforceable prohibition on assignment, but only so long as such prohibition exists and is effective and valid notwithstanding applicable UCC anti-assignment provisions, equipment subject to certain permitted liens, deposit accounts, payroll accounts, trust accounts, cash and cash equivalents) of the Borrower and each of the Guarantors;

                            (c) All present and future intercompany debt of the Borrower and each Guarantor; and

                            (d) All proceeds and products of the property and assets described in clauses (a), (b) and (c) above.

                            All the foregoing are collectively referred to as the
                            "Collateral"; it being understood that, unless
                            otherwise specified, none of the foregoing shall be
                            subject to any other liens or security interests
                            except for certain exceptions to be agreed upon. All
                            such security interests will be created pursuant to
                            Credit Documentation reasonably satisfactory to the
                            Arrangers. On the Closing Date, such security
                            interests shall have become perfected (or arrangements
                            for the perfection thereof reasonably satisfactory to
                            the Arrangers shall have been made) and shall also
                            secure the Guarantees and any Hedging Arrangements.
                            Notwithstanding the foregoing, no pledge or security
                            interest shall be granted to the extent such pledge or
                            security interest
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                            would be prohibited by applicable law or would result
                            in material adverse tax consequences or to the extent
                            the cost of obtaining such pledge or security interest
                            would be excessive in relation to the benefit thereof
                            in the Arrangers' reasonable judgment after
                            consultation with the Borrower.

FINAL MATURITY:             The final maturity of (a) the Term Loan Facility
                            will occur on the seventh anniversary of the
                            Closing Date and (b) the Revolving Credit Facility
                            will occur on the sixth anniversary of the Closing
                            Date (in each case, the "Termination Date") and the
                            commitments with respect to the Revolving Credit
                            Facility shall automatically terminate on such date.

AMORTIZATION SCHEDULE:      The Credit Facilities will amortize as follows:

                            (a) Term Loan Facility. The Term Loan Facility will amortize quarterly in amounts equal to 1% per annum in years one through six and the first three quarters of year seven, with the remainder payable on the seventh anniversary of the Closing Date; and

                            (b) Revolving Credit Facility.  None.

INTEREST RATES AND FEES:    Interest rates and fees in connection with the
                            Credit Facilities will be as specified on Annex I
                            hereto.

MANDATORY PREPAYMENTS/
REDUCTIONS IN COMMITMENT:   The Term Loan Facility will be required to be
                            prepaid (subject to baskets, exceptions and, in the
                            case of clauses (b) and (d) below, the right (A) to
                            reinvest (including in permitted acquisitions)
                            proceeds within 365 days or (B) to commit pursuant
                            to a binding contract to reinvest such proceeds
                            within 365 days of receipt of proceeds, so long as
                            the reinvestment is completed within (1) 180 days
                            after such commitment, in the case of proceeds from
                            asset sales, and (2) one year after such commitment,
                            in the case of insurance and condemnation proceeds)
                            with (a) beginning with fiscal year 2007, 50% of
                            annual Excess Cash Flow (as defined in Annex II
                            hereto) (including step-downs to 25% at any time
                            after the Borrower's Total Leverage Ratio is less
                            than or equal to 3.25:1.00 but greater than
                            3.00:1.00, and to zero at any time after the
                            Borrower's Total Leverage Ratio is less than or
                            equal to 3.00:1.00), (b) 100% of the net cash
                            proceeds of asset sales and other asset dispositions
                            by the Borrower or any of its subsidiaries, (c) 100%
                            of the net cash proceeds of the issuance or
                            incurrence of debt (other than permitted debt) by
                            the Borrower or any of its subsidiaries, and (d)
                            100% of any
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                            Extraordinary Receipts (to be defined in the Credit
                            Documentation as certain insurance proceeds and certain
                            condemnation and casualty proceeds (subject to the
                            reinvestment rights described above)).

                            Notwithstanding the foregoing, each Lender under the Term Loan Facility (each a "Term Lender") shall have the right to reject its pro rata share of any mandatory prepayment described above, in which case the amounts so rejected shall be offered ratably to each non-rejecting Term Lender, with any portion of such mandatory prepayment that is rejected by such Term Lenders being retained by the Borrower.

                            The above-described mandatory prepayments shall be applied to the remaining amortization payments under the Term Loan Facility in chronological order.

VOLUNTARY PREPAYMENTS/
REDUCTIONS IN COMMITMENT:   Advances under the Credit Facilities may be prepaid
                            at the option of the Borrower, upon notice and in a
                            minimum principal amount and in multiples to be
                            agreed upon, without premium or penalty (except, in
                            the case of LIBOR borrowings, breakage costs related
                            to prepayments not made on the last day of the
                            relevant interest period).

                            Any application of a voluntary prepayment to the Term
                            Loan Facility shall be applied to the scheduled amortization payments of the Term Loan Facility as directed by the Borrower.

CONDITIONS TO INITIAL
ADVANCES:                   The making of the initial advances under the Credit
                            Facilities shall be subject to (a) the conditions
                            set forth in Exhibit B to the Commitment Letter and
                            (b) accuracy in all material respects of
                            representations and warranties (to the extent any
                            representation or warranty being made on the
                            Closing Date relates to the consents and approvals
                            needed to consummate the Transactions or the
                            historical business and operations of the Acquired
                            Business and its subsidiaries, satisfaction of such
                            representations and warranties shall be governed by
                            satisfaction of those representations and
                            warranties of the Acquired Business set forth in
                            the Acquisition Agreement (as defined in Exhibit B)
                            (without giving effect to any waiver, amendment or
                            other modification to the Acquisition Agreement in
                            a manner adverse to the Lenders in any respect
                            effected without the consent of the Administrative
                            Agent)); provided that representations and
                            warranties as to the historical business of the
                            Borrower and its subsidiaries will not be a
                            condition to closing; provided further
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                            that to the extent a breach of such representations and
                            warranties existed on the Closing Date, such a
                            breach may nevertheless form a basis for an event
                            of default immediately after closing.

CONDITIONS TO ALL
EXTENSIONS OF CREDIT:       Each extension of credit under the Credit
                            Facilities will be subject to (a) delivery of
                            notice, (b) absence of any default except as set
                            forth in clause (b) of Conditions to Initial
                            Advances above and (c) continued accuracy in all
                            material respects of representations and warranties
                            except as set forth in clause (b) of Conditions to
                            Initial Advances above.

REPRESENTATIONS AND
WARRANTIES:                 Applicable to the Loan Parties and their
                            subsidiaries and consistent with recent credit
                            facilities similar to the Credit Facilities for
                            affiliates of the Sponsor (subject to baskets and
                            exceptions to be agreed) as follows:  accuracy of
                            financial statements and preparation in accordance
                            with GAAP; corporate existence and capital
                            structure; due authorization, execution and
                            delivery of appropriate documents; subsidiaries; no
                            conflict with laws or material agreements; legal,
                            valid and binding agreements; absence of material
                            litigation; absence of material undisclosed
                            liabilities; environmental regulations and
                            liabilities; ERISA; possession of all necessary
                            consents, approvals, licenses and permits;
                            compliance with all applicable laws and
                            regulations; payment of taxes; ownership of
                            properties; solvency; liens; no default; insurance;
                            labor matters; accuracy of disclosure; absence of
                            any material adverse change in the business,
                            operations, assets, liabilities or condition
                            (financial or otherwise) of the Loan Parties and
                            their subsidiaries, taken as a whole (not to be
                            applicable to the first advance); validity,
                            perfection and priority of liens on Collateral;
                            Federal Reserve Regulations; Investment Company
                            Act; Patriot Act compliance; and accuracy of
                            representations and warranties in acquisition
                            documents.

AFFIRMATIVE COVENANTS:      Applicable to the Loan Parties and their
                            subsidiaries and consistent with recent credit
                            facilities similar to the Credit Facilities for
                            affiliates of the Sponsor (subject to baskets and
                            exceptions to be agreed) as follows:  use of
                            proceeds; payment of taxes and performance of other
                            material obligations; continuation of business and
                            maintenance of existence and rights and privileges;
                            maintenance of corporate separateness;  compliance
                            with laws and material contractual obligations;
                            maintenance of property and insurance; maintenance
                            of books and records; inspection and visitation
                            rights; notices of defaults, litigation and other
                            material events; financial and other
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                            information reporting (including annual audited and
                            quarterly unaudited financial statements and annual
                            updated budgets); use of commercially reasonable
                            efforts to maintain a rating of the Credit Facilities
                            by each of S&P and Moody's; and further assurances with
                            respect to security interests in after-acquired
                            property.

NEGATIVE COVENANTS:         Applicable to the Borrower and its subsidiaries and
                            consistent with recent credit facilities similar to
                            the Credit Facilities for affiliates of the Sponsor
                            (subject to baskets and exceptions to be agreed) as
                            follows: limitations on indebtedness (other than
                            the incurrence of Additional Term Loans and
                            Additional Revolving Commitments and other than
                            certain other permitted indebtedness to be agreed);
                            liens; further negative pledges; acquisitions and
                            other investments (with (1) acquisitions permitted
                            so long as no default or event of default has
                            occurred or is continuing, the acquired entity is
                            in the same or similar line of business as the
                            Borrower, the Borrower is in pro forma compliance
                            with the financial covenants, the acquired entity
                            becomes a Guarantor and the acquired Collateral is
                            pledged to secure the Loans and (2) certain other
                            investments to be agreed, including acquisitions
                            and investments from the proceeds of equity
                            issuances and cumulative Excess Cash Flow not
                            required to be used to prepay the Term Loan
                            Facility and not otherwise applied); dividends,
                            repurchases of equity interests and other
                            restricted payments (other than dividends and
                            payments with the proceeds of equity issuances and
                            cumulative Excess Cash Flow not required to be used
                            to prepay the Term Loan Facility and not otherwise
                            applied and other permitted restricted payments to
                            be agreed); mergers, consolidations and other
                            fundamental changes; dispositions; sale-leaseback
                            transactions; transactions with affiliates; further
                            limitations on dividend and other payment
                            restrictions affecting subsidiaries; changes in
                            business; amendment of documents relating to
                            material indebtedness and organizational documents;
                            and prepayment, redemption or repurchase of
                            subordinated indebtedness (other than prepayments
                            of subordinated indebtedness from the proceeds of
                            equity issuances and cumulative Excess Cash Flow
                            not required to be used to prepay the Term Loan
                            Facility and not otherwise applied).

FINANCIAL COVENANTS:        The financial covenants will be applicable beginning
                            with the fiscal quarter ending September 30, 2006,
                            will be set using at least a 30% cushion to the
                            mutually agreed upon model that will be used to
                            syndicate the Credit Facilities and will be as set
                            forth in Annex III hereto.
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                            For purposes of determining compliance with the
                            financial covenants, any equity investment made in the
                            Borrower after the Closing Date and on or prior to the
                            day that is 10 days after the day on which financial
                            statements are required to be delivered for a fiscal
                            quarter will, at the request of the Borrower, be
                            included in the calculation of EBITDA (as defined in
                            Annex II hereto) for the purposes of determining
                            compliance with financial covenants at the end of such
                            fiscal quarter and applicable subsequent periods (any
                            such investment so included in the calculation of
                            EBITDA, a "Specified Equity Contribution"); provided
                            that (a) in each four fiscal quarter period there
                            shall be a period of a least one fiscal quarter in
                            which no Specified Equity Contribution is made, (b) in
                            each eight fiscal quarter period there shall be a
                            period of at least four consecutive fiscal quarters
                            during which no Specified Equity Contributions is made
                            and (c) the amount of any Specified Equity
                            Contribution shall be no greater than the amount
                            required to cause the Borrower to be in compliance
                            with the financial covenants.

UNRESTRICTED SUBSIDIARIES   The Credit Documentation will contain
                            provisions pursuant to which, subject to limitations
                            to be agreed (including limitations on the amount of
                            loans and advances to, and other investments in,
                            unrestricted subsidiaries), the Borrower will be
                            permitted to designate any existing or subsequently
                            acquired or organized subsidiary as an "unrestricted
                            subsidiary" and subsequently re-designate any such
                            unrestricted subsidiary as a restricted subsidiary.
                            Unrestricted subsidiaries will not be subject to the
                            affirmative or negative covenant or event of default
                            provisions of the definitive credit documentation and
                            will not be required to guarantee the Credit
                            Facilities or pledge any assets to secure the Credit
                            Facilities, and the results of operations and
                            indebtedness of unrestricted subsidiaries will not be
                            taken into account for purposes of determining
                            compliance (to the extent applicable) with any
                            financial ratio contained in the definitive credit
                            documentation except to the extent of any cash
                            distribution from an unrestricted subsidiary to the
                            Borrower or a restricted subsidiary.

EVENTS OF DEFAULT:          Defaults (with grace periods and thresholds to be
                            agreed) as follows: nonpayment of principal,
                            interest or other amounts; breach of representation
                            or warranty; failure to perform or observe of
                            covenants and obligations; default on or
                            acceleration of other indebtedness in a principal
                            amount exceeding $15.0 million; unsatisfied
                            judgments exceeding $15.0 million; bankruptcy or
                            insolvency; ERISA; change of control; and actual or
                            asserted loss of validity, priority or
                            enforceability, or
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                            impairment, of any Credit Documentation or Collateral
                            impacting a substantial portion of the assets of the
                            Borrower and its subsidiaries taken as a whole.

YIELD PROTECTION AND
INCREASED COSTS:            Customary for facilities and transactions of
                            this type, including, without limitation, tax gross
                            ups, increased cost provisions, breakage provisions,
                            indemnities, and other customary items.

ASSIGNMENTS AND
PARTICIPATIONS:             Each assignment under the Revolving Credit Facility
                            shall require the consent of each issuing bank in
                            respect of letters of credit issued thereunder, the
                            swingline loan Lender thereunder and the Borrower,
                            such consents not to be unreasonably withheld or
                            delayed; provided that such consent of the Borrower
                            shall not be required (i) for assignments to
                            another Lender or its affiliates or any Federal
                            Reserve Bank or (ii) after the occurrence and
                            during the continuance of a payment or bankruptcy
                            event of default.  Each assignment under the Term
                            Loan Facility shall require the consent of the
                            Borrower, such consent not to be unreasonably
                            withheld or delayed; provided that such consent of
                            the Borrower shall not be required (i) for
                            assignments to another Lender or its affiliates or
                            any Federal Reserve Bank or (ii) after the
                            occurrence and during the continuance of a payment
                            or bankruptcy event of default.  All assignments
                            will require the consent of the Administrative
                            Agent, not to be unreasonably withheld or delayed.
                            Assignments will be in minimum amounts of
                            $2,500,000 in respect of the Revolving Credit
                            Facility and $1,000,000 in respect of the Term Loan
                            Facility (or the lesser amount of the assignor's
                            commitments and loans, as applicable).

                            Participations shall be permitted without restriction subject to customary limitations on voting rights for participants.

REQUIRED LENDERS:           Lenders having a majority of the outstanding credit
                            exposure (the "Required Lenders"), subject to
                            amendments or waivers of certain provisions of the
                            Credit Documentation requiring the consent of
                            Lenders having a greater share (or all) of the
                            outstanding credit exposure or to protect against
                            certain differential impacts (it being understood
                            that there shall be no "class voting").  If any
                            Lender refuses to consent to any amendment or
                            waiver requested by the Borrower that requires the
                            consent of more than the Required Lenders and such
                            amendment or waiver is consented to by the Required
                            Lenders, the Borrower may require such Lender to
                            assign all of its interests, rights and obligations
                            under the Credit Facilities to an
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                            eligible assignee that shall consent to such requested
                            amendment or waiver.

EXPENSES AND
INDEMNIFICATION:            All reasonable out-of-pocket expenses of the
                            Arrangers and the Agents (and of all Lenders in the
                            case of enforcement costs and documentary taxes)
                            associated with the negotiation, preparation,
                            execution and delivery or administration of, any
                            waiver or modification (whether or not effective)
                            of, the arranging and syndicating of, and the
                            enforcement of, any Credit Documentation (including
                            the reasonable fees, disbursements and other
                            charges of counsel for the Arrangers and the
                            Agents) are to be paid by the Loan Parties on the
                            Closing Date and thereafter from time to time on
                            demand.

                            The Loan Parties will indemnify the Arrangers, the Agents, the Lenders and their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an "Indemnified Person") and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and all liabilities arising out of or relating to any claim or litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto or has commenced any litigation and regardless of whether such matter is initiated by a third party or by the Borrower or any of its affiliates) that relate to the Transactions or any transactions related thereto, except to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted from such Indemnified
                            Person's gross negligence or willful misconduct.

GOVERNING LAW AND FORUM:    New York.


WAIVER OF JURY TRIAL:       All parties to the Credit Documentation will waive
                            the right to trial by jury.

COUNSEL FOR THE ARRANGERS:  Cahill Gordon & Reindel LLP
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                                                            ANNEX I TO EXHIBIT A

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INTEREST RATES AND FEES:    The Borrower will be entitled to make borrowings under
                            the Credit Facilities based on the ABR plus the Applicable
                            Margin or LIBOR plus the Applicable Margin. The initial
                            "Applicable Margin" shall be calculated on a per annum
                            basis and shall be determined as follows:

                            RATINGS(1)         LIBOR       ABR         COMMITMENT
                            --------           -----       ---         ----------
                                               PLUS:       PLUS:       FEE:
                                               -----       -----       ----

                            >=Ba3(stable)/BB-  200 bps     100 bps     37.5 bps
                            (stable)
                            =B1(stable)/B+     250 bps     150 bps     50 bps
                            (stable)
                            <B1(stable)/B+     275 bps     175 bps     50 bps
                            (stable)

                            The Borrower shall pay a commitment fee on the unused portion of the Revolving Credit Facility in an amount determined in accordance with the above grid, payable quarterly in arrears, which commitment fee shall be subject to reduction based upon step-downs based on leverage ratios to be agreed.

                            The Applicable Margin for borrowings under the Credit
                            Facilities shall be subject to reduction based upon step-downs based on leverage ratios to be agreed.

                            The Borrower shall pay letter of credit fees equal to
                            the Applicable Margin from time to time in respect of
                            LIBOR Advances under the Revolving Credit Facility,
                            which shall be payable quarterly in arrears for the
                            benefit of all Lenders under the Revolving Credit
                            Facility ratably in accordance with their commitments.
                            In addition, the Borrower shall pay to each issuing bank
                            in respect of letters of credit issued under the
                            Revolving Credit Facility, for its own account, (a) a
                            fronting fee equal to 0.25% per annum of the aggregate
                            face amount of outstanding letters of credit issued by
                            such issuing bank, payable in arrears at the end of each
                            quarter and upon the termination of the Revolving Credit
                            Facility, calculated based upon the actual number of
                            days elapsed over a 360-day year, and (b) customary
                            issuance and administration fees.

----------
1 A "/" between ratings means "and", not "or". In the event of a split rating, the Applicable Margin corresponding to the lowest applicable ratings category will apply.

                                     A-I-1

                            LIBOR advances may be elected on the Closing Date.

                            "ABR" means the higher of (a) the prime rate of interest
                            announced or established by the Administrative Agent
                            from time to time, changing effective on the date of
                            announcement or establishment of said prime rate
                            changes, and (b) the Federal Funds Rate plus 0.50% per
                            annum.

                            "LIBOR" means the rate determined by the Administrative
                            Agent to be available to the Lenders in the London
                            interbank market for deposits in US Dollars in the
                            amount of, and for a maturity corresponding to, the
                            amount of the applicable LIBOR advance, as adjusted for
                            maximum statutory reserves.

                            The Borrower may select interest periods of one, two,
                            three or six months (or nine or 12 months if available
                            to all Lenders) for LIBOR borrowings. Interest will be
                            payable in arrears (a) in the case of ABR advances, at
                            the end of each quarter and (b) in the case of LIBOR
                            advances, at the end of each interest period and, in the
                            case of any interest period longer than three months, no
                            less frequently than every three months.

                            Interest on all borrowings shall be calculated on the
                            basis of the actual number of days elapsed over (a) in
                            the case of LIBOR Loans, a 360-day year, and (b) in the
                            case of ABR Loans, a 365- or 366-day year, as the case
                            may be.

                            During the continuance of any payment or bankruptcy default under the Credit Documentation, to the extent permitted by applicable law, all overdue amounts
                            (whether principal, interest or otherwise) owing under the Credit Documentation shall bear interest at a rate per annum equal to 2.00% in excess of the applicable interest rate (including the Applicable Margin), which shall be payable upon demand.

                            The Arrangers and the Agents shall receive such other fees as shall have been separately agreed in the Fee
                            Letter or other related letters.

                                     A-I-2

                                                           ANNEX II TO EXHIBIT A

                             SELECTED DEFINITIONS (1)

      "Capital Expenditures" shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in "additions to property, plant or equipment" or similar items reflected in the statement of cash flows of such person, provided, however, that Capital Expenditures for the Borrower and its Subsidiaries shall not include:

      (a) expenditures to the extent they are made with funds that would have constituted Net Proceeds under clause (a) of the definition of the term "Net Proceeds" (but that will not constitute Net Proceeds as a result of the first proviso to such clause (a)), (2)

      (b) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and its Subsidiaries,

      (c) interest capitalized during such period,

      (d) expenditures that constitute lease expenses,

      (e) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Holdings, the Borrower or any Subsidiary) and for which neither Holdings, the Borrower nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period),

      (f) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

----------
1 Capitalized terms used but not defined herein shall be defined as is customary in Loan Documents for affiliates of the Sponsor.

2 References are the reinvestment provisions for Net Proceeds of asset dispositions.

                                     A-II-1

      (f) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business,

      (g) expenditures that constitute Permitted Business Acquisitions,

      (h) expenditures that constitute the Acquisition, (3)

      (i) expenditures to the extent they are financed with the proceeds of a disposition of used, obsolete, worn out or surplus equipment or property in the ordinary course of business or a disposition that would result in a prepayment of the Loans, pursuant to Section [__](4), of Net Proceeds of the type described in clause (a) of such definition, but for the proviso at the end of such definition,(5) or

      (j) any expenditure made with the proceeds of an issuance of Equity Interests of Holdings after the Closing Date.

      "Capital Lease Obligations" of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

      "Cash Interest Expense" shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less the sum of (a) pay-in-kind Interest Expense or other non-cash Interest Expense, (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, the Borrower or any Subsidiary, including such fees paid in connection with the Transactions, (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements and (d) cash interest income of the Borrower and its Subsidiaries for such period; provided that Cash Interest Expense shall exclude any one-time financing fees, including those paid in connection with the Transactions or any amendment of this Agreement and non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations. Notwithstanding anything to the contrary contained herein, for purposes of determining Cash Interest Expense for any period ending prior to the first anniversary of the Closing Date, Cash Interest Expense shall be an amount equal to actual Cash Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

----------
3     Defined as the acquisition of Dictaphone Corporation.

4     To be a reference to the mandatory prepayment provisions.

5 References are the reinvestment provisions for Net Proceeds of asset dispositions.

                                     A-II-2

      "Consolidated Debt" at any date shall mean the sum of (without duplication) all Indebtedness within the meaning of clause (a), (b), (d), (e) (to the extent, in the case of clause (e), any payments are actually made in respect of such Guarantees) or (f) of the definition of "Indebtedness" (other than letters of credit to the extent undrawn).

      "Consolidated Leverage Ratio" shall mean, on any date, the ratio of (a) Consolidated Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided that EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis; provided, further, that if the last paragraph of the definition of EBITDA is applicable for any period for which EBITDA is to be used to calculate Consolidated Leverage Ratio, EBITDA shall only be determined on a Pro Forma Basis for any events specified in the definition of Pro Forma Basis if such events occur following the Closing Date.

      "Consolidated Net Income" shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

            (i) any net after-tax (A) extraordinary, (B) nonrecurring or (C) unusual gains or losses or income or expenses (less all fees and expenses relating thereto) including, without limitation, any severance expenses, and fees, expenses or charges related to any offering of Equity Interests of Holdings, any Investment, acquisition permitted hereunder or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Transactions, in each case, shall be excluded, provided, however, that the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth such extraordinary or nonrecurring gains or losses or income or expenses and calculations supporting them in reasonable detail,

            (ii) any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded,

            (iii) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the board of directors of the Borrower) shall be excluded,

            (iv) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded,

            (v) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

            (vi) any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting in connection with the Transactions or any acquisition permitted hereunder that is consummated after the Closing Date shall be excluded,

                                     A-II-3

            (vii) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 and 144, and the amortization of intangibles arising pursuant to No. 141, shall be excluded,

            (viii) any currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Swap Agreements for currency exchange risk) shall be excluded,

            (ix) any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133 shall be excluded,

            (x) any non-cash compensation expenses realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such person or any of its subsidiaries shall be excluded, and

            (xi) accruals and reserves that are established within twelve months after the Closing Date and that are so required to be established in accordance with GAAP shall be excluded.

      "Current Assets" shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis at any date of determination, the sum of all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits.

      "Current Liabilities" shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions, and (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for add-backs to EBITDA included in clauses (a)(iv) through (a)(vi) of the definition of such term.

      "Debt Service" shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period plus scheduled principal amortization of Consolidated Debt for such period.

      "EBITDA" shall mean, with respect to Borrower and its Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of Borrower and its Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (vi) of this clause (a) reduced such Consolidated Net Income for the respective period for which EBITDA is being determined):

                                     A-II-4

            (i) provision for Taxes based on income, profits or capital of the Borrower and its Subsidiaries for such period, including, without limitation, state, franchise and similar taxes and foreign withholding taxes paid or accrued during such period,

            (ii) Interest Expense of the Borrower and its Subsidiaries for such period (net of interest income of the Borrower and its Subsidiaries for such period),

            (iii) depreciation and amortization expenses of the Borrower and its Subsidiaries for such period,

            (iv) restructuring charges; provided, that with respect to each restructuring charge, the Borrower shall have delivered to the Administrative Agent an officers' certificate specifying and quantifying such charge and stating that such charge is a restructuring charge,

            (v) any other non-cash charges; provided that, for purposes of this subclause (v) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made,

            (vi) any expenses incurred by the Borrower in such period attributable to the Borrower's compliance with requirements under the Sarbanes-Oxley Act of 2002, not to exceed $3 million per annum,

            (vii) the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid to the Permitted Investors (or any accruals related to such fees and related expenses) during such period, provided, that such amount shall not exceed in any four fiscal period the sum of (i) $2 million, plus (ii) the amount of deferred fees (to the extent such fees were within such amount in clause (i) above originally), plus 2.0% of the cash consideration expended or cash proceeds raised in any such transaction with respect to which the Permitted Investors provide any of the aforementioned types of services,

            (viii) any expenses and charges incurred by the Borrower in such period relating to the SEC inquiry with respect to events relating to SpeechWorks International, Inc. prior to the Borrower's acquisition thereof, not to exceed $0.5 million per annum, and minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash charges increasing Consolidated Net Income of the Borrower and its Subsidiaries for such period (but excluding any such charges (i) in respect of which cash was received in a prior period or will be received in a future period or (ii) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

      For purposes of this Agreement, EBITDA for the quarter ended December 31, 2005 shall be deemed to be $27.2 million, in each case which reflects adjustments used in connection with the calculation of "Pro Forma EBITDA" as set forth on Schedule 1.01(b).

                                     A-II-5

      "Equity Interests" of any person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

      "Excess Cash Flow" shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for any Excess Cash Flow Period, EBITDA of the Borrower and its Subsidiaries on a consolidated basis for such Excess Cash Flow Period, minus, without duplication,

      (a) Debt Service for such Excess Cash Flow Period,

      (b) (i) Capital Expenditures by the Borrower and its Subsidiaries on a consolidated basis during such Excess Cash Flow Period that are paid in cash to the extent permitted hereunder and (ii) the aggregate consideration paid in cash during the Excess Cash Flow period in respect of Permitted Business Acquisitions and other Investments permitted hereunder to the extent not financed with the proceeds of Indebtedness other than Loans (less any amounts received in respect thereof as a return of capital),

      (c) Capital Expenditures that the Borrower or any Subsidiary shall, during such Excess Cash Flow Period, become obligated to make but that are not made during such Excess Cash Flow Period; provided that Holdings shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Excess Cash Flow Period, signed by a Responsible Officer of the Borrower and certifying that such Capital Expenditures and the delivery of the related equipment will be made in the following Excess Cash Flow Period,

      (d) amounts paid in cash by the Borrower and its Subsidiaries on a consolidated basis pursuant to the Tax Sharing Agreement during such Excess Cash Flow Period or that will be paid within six months after the close of such Excess Cash Flow Period (provided that any amount so deducted that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period) and for which reserves have been established, including income tax expense and withholding tax expense incurred in connection with cross-border transactions involving the Foreign Subsidiaries,

      (e) an amount equal to any increase in Working Capital for such Excess Cash Flow Period,

      (f) cash expenditures made in respect of Swap Agreements during such Excess Cash Flow Period, to the extent not deducted in the computation of EBITDA or Interest Expense during such Excess Cash Flow Period,

      (g) Investments and acquisitions permitted hereunder made pursuant to Section [__] during such Excess Cash Flow Period,

                                     A-II-6

      (h) dividends or distributions or repurchases of Equity Interests made pursuant to Section [__] (other than Section __)(6) during such Excess Cash Flow Period,

      (i) amounts paid in cash during such Excess Cash Flow Period on account of
      (x) items that were accounted for as noncash reductions of Net Income in determining Consolidated Net Income or as noncash reductions of Consolidated Net Income in determining EBITDA of the Borrower and its Subsidiaries in a prior Excess Cash Flow Period and (y) reserves or accruals established in purchase accounting,

      (j) to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith,(7) and

      (k) the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Excess Cash Flow Period), or an accrual for a cash payment, by the Borrower and its Subsidiaries or did not represent cash received by the Borrower and its Subsidiaries, in each case on a consolidated basis during such Excess Cash Flow Period, plus, without duplication,

      (a) an amount equal to any decrease in Working Capital for such Excess Cash Flow Period,

      (b) all proceeds received during such Excess Cash Flow Period of Capital Lease Obligations, purchase money Indebtedness, Sale and Lease-Back Transactions and any other Indebtedness, in each case to the extent used to finance any Capital Expenditure (other than Indebtedness under this Agreement to the extent there is no corresponding deduction to Excess Cash Flow above in respect of the use of such Borrowings),

      (c) all amounts referred to in clause (b) above to the extent funded with the proceeds of the issuance of Equity Interests of, or capital contributions to, Holdings after the Closing Date (to the extent not previously used to prepay Indebtedness (other than Revolving Facility Loans or Swingline Loans), make any investment or capital expenditure or otherwise for any purpose resulting in a deduction to Excess Cash Flow in any prior Excess Cash Flow Period) or any amount that would have constituted Net Proceeds under clause (a) of the definition of the term "Net Proceeds" if not so spent, in each case to the extent there is a corresponding deduction from Excess Cash Flow above,

-------------
6 Section reference will be to the dividend basket based upon the retained portion of Excess Cash Flow.

7 Note: Voluntary prepayments to be deducted from Excess Cash Flow to be swept in the mandatory prepayments provisions.

                                     A-II-7

      (d) to the extent any permitted Capital Expenditures referred to in clause
      (c) above and the delivery of the related equipment do not occur in the following Excess Cash Flow Period of the Borrower specified in the certificate of the Borrower provided pursuant to clause (c) above, the amount of such Capital Expenditures that were not so made in such following Excess Cash Flow Period,

      (e) cash payments received in respect of Swap Agreements during such Excess Cash Flow Period to the extent (i) not included in the computation of EBITDA or (ii) such payments do not reduce Cash Interest Expense,

      (f) any extraordinary or nonrecurring gain realized in cash during such Excess Cash Flow Period (except to the extent such gain consists of Net Proceeds subject to Section [__](8)),

      (g) to the extent deducted in the computation of EBITDA, cash interest income, and

      (h) the amount related to items that were deducted from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (x) such items represented cash received by the Borrower or any Subsidiary or (y) such items do not represent cash paid by the Borrower or any Subsidiary, in each case on a consolidated basis during such Excess Cash Flow Period.

      "Excess Cash Flow Period" shall mean each fiscal year of the Borrower commencing with the 2006 fiscal year.

      "Indebtedness" of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet prepared in accordance with GAAP, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than current trade liabilities and current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof), to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all Guarantees by such person of Indebtedness of others, (f) all Capital Lease Obligations of such person, (g) all payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (h) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and (i) the principal component of all obligations of such person in respect of bankers' acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such

----------

(8)   Note: Reference is to the debt sweep.



                                     A-II-8
person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof.

      "Interest Expense" shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (b) capitalized interest of such person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and its Subsidiaries with respect to Swap Agreements.

      "Pro Forma Basis" shall mean, as to any person, for any events that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the most recent four consecutive fiscal quarter period (the "Reference Period") ended on or before the occurrence of such event for which financial statements have been delivered for the quarter or fiscal year ending on the last day of such period pursuant to Section [__], or if such events occur on or before [________], 2006, financial statements for the Borrower and its subsidiaries generated by the Borrower that generally comply with Section [__]: (i) in making any determination of EBITDA, pro forma effect shall be given to any asset disposition, any acquisition permitted hereunder, any discontinued operation or any operational change (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section [__] or [__]), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term "Permitted Business Acquisition," occurring during the Reference Period or thereafter and through and including the date upon which the Permitted Business Acquisition is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and not used to finance any acquisition permitted hereunder) incurred or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term "Permitted Business Acquisition," occurring during the Reference Period or thereafter and through and including the date upon which the Permitted Business Acquisition is consummated) shall be deemed to have been incurred or repaid at the beginning of such period and (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods and (iii) the Subsidiary Redesignation, if any, then being designated as well as any other Subsidiary Redesignation after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated.

      Pro forma calculations made pursuant to the definition of the term "Pro Forma Basis" shall be determined in good faith by a Responsible Officer of the Borrower and, for any fiscal period ending on or prior to the first anniversary of an acquisition permitted hereunder, asset

                                     A-II-9
disposition, discontinued operation or operational change (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section [__]), may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such acquisition permitted hereunder, asset disposition or other similar transaction, as follows: (x) for purposes of determining the Applicable Margin, such adjustments shall reflect demonstrable operating expense reductions and other demonstrable operating improvements or synergies that would be includable in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act; and (y) for purposes of determining compliance with the Financial Performance Covenants and achievement of other financial measures provided for herein, such adjustments may reflect additional operating expense reductions and other additional operating improvements or synergies that would not be includable in pro forma financial statements prepared in accordance with Regulation S-X but for which substantially all of the steps necessary for the realization thereof have been taken or are reasonably anticipated by the Borrower to be taken in the next 12-month period following the consummation thereof, are estimated on a good faith basis by the Borrower; provided, however, that the aggregate amount of any such adjustments with respect to operational changes shall not exceed $10 million in any fiscal year. The Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements and synergies and information and calculations supporting them in reasonable detail.

      "Working Capital" shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (b) the effects of purchase accounting or (c) the effect of fluctuations in the amount of accrued or contingent obligations under Swap Agreements.



                                    A-II-10

                                                          ANNEX III TO EXHIBIT A

                      SUMMARY OF FINANCIAL COVENANT LEVELS

RATIO OF CONSOLIDATED TOTAL DEBT TO CONSOLIDATED EBITDA

      Permit the Consolidated Leverage Ratio on the last day of any fiscal quarter occurring in any period set forth below to exceed of the ratio set forth below for such period.

       Period                                     Ratio
       ------                                     -----
       September 30, 2006 - June 30, 2007         4.50 to 1.00
       September 30, 2007 - June 30, 2008         4.00 to 1.00
       September 30, 2008 and thereafter          3.50 to 1.00

RATIO OF CONSOLIDATED EBITDA TO CONSOLIDATED INTEREST EXPENSE

      Permit the ratio (the "Interest Coverage Ratio") of (a) EBITDA to (b) Cash Interest Expense on the last day of any fiscal quarter, commencing on September 30, 2006, for the four quarter period ended as of such day to be less than 2.50 to 1.00; provided that the Interest Coverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

MAXIMUM CAPITAL EXPENDITURES

      (a) The Borrower will not, nor will it permit any Subsidiary to, incur or make any Capital Expenditures, (i) during any fiscal year ending prior to September 30, 2009, in an amount exceeding (A) $20 million per annum, plus (B) the aggregate Available Investment Basket Amount(1), and (ii) during any fiscal year ending thereafter, in an amount exceeding (A) $25 million per annum, plus
(B) the aggregate Available Investment Basket Amount(2).

      (b) The amount of Capital Expenditures permitted to be made pursuant to clause (a)(i)(A) and (a)(ii)(A) above in respect of any fiscal year shall be increased by the unused amount of Capital Expenditures that were permitted to be made in prior fiscal years pursuant to clause (a) above. Capital Expenditures in any fiscal year shall be deemed to use, first, any amount carried forward to such fiscal year pursuant to this clause (b), and second, the amount for such fiscal year set forth in clause (a) above.

      (c) The amount of Capital Expenditures permitted to be made in respect of any fiscal year shall be increased, after the consummation of any acquisition permitted hereunder, in an amount equal to 110% of the average annual amount of capital expenditures made by the person or business so acquired, as shown in the financial statements of such person or business, during the two fiscal years preceding such acquisition.

----------

(1) This reference will be to the dividend basket based upon the retained portion of Excess Cash Flow.

(2) This reference will be to the dividend basket based upon the retained portion of Excess Cash Flow.



                                    A-III-1

                                                                       EXHIBIT B

                  $430,000,000 SENIOR SECURED CREDIT FACILITIES
                             CONDITIONS TO FUNDING:

            (a) The execution and delivery of Credit Documentation consistent with the Summary of Proposed Terms and Conditions for the Credit Facilities consistent with recent Sponsor precedent.

            (b) The Arrangers shall have received, in form and substance reasonably satisfactory to them: (i) copies of the merger agreement related to the Acquisition and all other documentation, instruments and agreements related to the Acquisition (together, the "Acquisition Agreement") (it being understood that the draft Agreement and Plan of Merger dated February 7, 2006 relating to the Acquisition and the related disclosure schedules each delivered to the Arrangers are satisfactory); and (ii) such opinions of counsel to the Loan Parties and other corporate documents and customary certificates and instruments, including with respect to perfection and priority of liens, as the Arrangers shall reasonably require. The Acquisition shall have been consummated and the Acquisition Agreement shall not have been amended or modified in any respect that is materially adverse to the Lenders without the prior written consent of the Arrangers.

            (c) All loans under the Credit Facilities shall be in material compliance with all banking and other laws and regulations.

            (d) The Arrangers shall be reasonably satisfied that, after giving pro forma effect to the Acquisition, the initial funding of the Credit Facilities and the consummation of the other elements of the Transactions, the ratio of aggregate total funded debt (including capital leases and the initial funding under the Credit Facilities on the Closing Date) of the Borrower and its subsidiaries as of the Closing Date to Pro Forma EBITDA for the four consecutive fiscal quarter period ended December 31, 2005 (calculated in a manner consistent with Regulation S-X and including the adjustments substantially similar to those set forth on Annex I hereto and other adjustments reasonably acceptable to the Arrangers) does not exceed 4.0:1.0 (it being understood that the aggregate principal amount of the

                  Credit Facilities may be reduced by the Borrower to satisfy this requirement).

            (e) Borrower and each of the Guarantors shall have provided the documentation and other information to the Lenders that is required by regulatory authorities under applicable "know your customer" and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

            (f) The Arrangers shall have received (i) copies of audited financial statements for the Acquired Business and its subsidiaries for the two fiscal years ended December 31, 2004 and interim unaudited financial statements for each quarter ended after such date and more than 45 days prior to the Closing Date, (ii) pro forma financial statements of the Borrower and its subsidiaries for the four consecutive fiscal quarter period ended December 31, 2005 after giving effect to the Acquisition (prepared in accordance with Regulation S-X and the SEC Rules and including the adjustments substantially similar to those set forth on Annex I hereto and other adjustments reasonably acceptable to the Arrangers) and a pro forma balance sheet of the Borrower and its subsidiaries as of the Closing Date and (iii) a certificate of chief financial officer of the Borrower as to the solvency of each Loan Party, on a consolidated basis, after giving effect to the Transactions.

            (g) All fees and expenses of the Arrangers and Lenders required to have been paid as a condition to the funding of the Lenders (including payment of the reasonable fees, expenses and other charges of counsel to the Arrangers to the extent invoiced) shall have been paid in full.

                                                            ANNEX I TO EXHIBIT B

                                 EBITDA SCHEDULE

                                                    FOUR CONSECUTIVE
                                                    FISCAL QUARTER PERIOD
                                                    ENDED SEPTEMBER 30, 2005
                  Nuance (before Synergies) (1)              $12.8

                  Synergies (2)                              $30.5

                  Nuance Standalone                          $43.3

                  Dictaphone(3)                              $24.3

                  Dictaphone Synergies                       $32.0

                  NUANCE/DICTAPHONE                          $99.6

(1) Pro forma for Rhetorical, ART, Phonetic and Nuance acquisitions as if they had occurred at beginning of FY2005 and addback of (i) merger expenses, (ii) stock-based compensation expense, (iii) restructuring charges, (iv) Sarbanes Oxley costs and (v) SEC/SPWX inquiry-related costs.

(2) Includes savings related to (i) headcount reductions for Rhetorical, ART, Phonetic and Nuance acquisitions, and (ii) Nuance public company costs. Does not include savings related to facility closures.

(3) Includes the expense for certain software costs that were previously capitalized by Dictaphone.



                                      B-I-1